Tally-Ho Ventures Terminates $2.2
              Million Securities Purchase Agreement with Mercatus


    LUXEMBOURG--(BUSINESS WIRE)--April 9, 2007--Tally-Ho Ventures, Inc., (OTCBB: TLYH), an international wealth management firm, today announced that it has terminated its Securities Purchase Agreement dated October 13, 2006 ("the Agreement") with Mercatus & Partners, Ltd. (M&P) due to M&P's failure to comply with its funding obligation. As a consequence, the Company demanded the return of 1,571,428 shares ("the Shares") of the Company's common stock, previously delivered and held in escrow pending the closing of the $2.2 million equity financing by M&P in accordance with the terms of the Agreement. As of the date hereof, the Shares have not been returned to the Company. The Agreement does not contemplate termination penalty or any other similar provisions.

    In other news, Tally-Ho reported that its newly appointed independent audit firm is in the process of completing its review of the Company's 2006 year-end results, and expects to file its Form
10-KSB with the U.S. Securities and Exchange Commission on or before April 17, 2007.

    About Tally-Ho Ventures, Inc.

    Incorporated in the State of Delaware, and headquartered in the Grand Duchy of Luxembourg, Tally-Ho Ventures, Inc. is currently executing a business strategy designed to position the Company as the premier provider of highly personalized private wealth advisory and investment management services to mid- and high net worth individuals and families across Europe. Since early 2006, Tally-Ho has completed the acquisition and integration of three financial services companies based in Europe, amassing financial assets of approximately 22,000 mid- and high-net worth investors in 50 countries, collectively representing over $2.25 billion in assets under management.

    Forward-Looking Statements

    This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, the independent authority of the special committee to act on the matters discussed, the successful negotiation of the acquisition and disposal of transactions described above, successful implementation of the company's business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent Form 10-QSB and Form 10-KSB filings with the Securities and Exchange Commission.



    CONTACT: Tally-Ho Ventures, Inc.
             Nigel Gregg, 305-421-6371
             Chief Executive Officer
             or
             The Wall Street Group, Inc.
             Ron Stabiner, 212-888-4848